EXHIBIT 10.1

AGREEMENT

This Agreement (the “Agreement”) entered into on December 8, 2004 (the “Execution Date”), by and between JACUZZI BRANDS, INC., a Delaware corporation (the “Company”), with its principal office in West Palm Beach, Florida, and DAVID H. CLARKE, a resident of Wellington, Florida (“Executive”).

WHEREAS, Executive is the Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company and is the subject of an employment agreement entered into with the Company as of February 22, 1995, which agreement was amended twice, most recently as of September 1, 1999 (as amended, the “Prior Agreement”); and

WHEREAS, Executive has expressed his intention to retire as Chief Executive Officer and executive Chairman of the Board on October 2, 2005 (the “Retirement Date”) and Executive and the Board have determined that it is in the best interest of the Company for Executive to cease to be Chief Executive Officer and executive Chairman of the Board on the Retirement Date, to assist his successor to achieve success in his new position and then to be elected by the Board as its non-executive Chairman; and

WHEREAS, in consideration of the years of valuable service provided by Executive to the Company, his agreement to retire earlier than originally contemplated to provide for a smooth transition of his duties to his successor, his agreement to cooperate with the Company in transitioning his duties to his successor, and to provide the Company with covenants against competition, solicitation of employees and disclosure of confidential information, and the parties’ exchange of mutual releases, both parties desire to enter into an agreement that will reflect the compensation and other benefits to which Executive will be entitled by reason of his retirement and the other agreements between the parties;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Effectiveness of the Agreement. The Prior Agreement shall remain in effect until the Retirement Date, and from and after that date shall be superceded by this Agreement and be of no further force or effect, except to the extent expressly referred to herein.

2.	Transition of Duties and Retirement. Effective on the Retirement Date, Executive shall retire as a full time employee of the Company and shall resign all positions (including without limitation all officer and director positions) with the Company and its subsidiaries, except that Executive shall become non-executive Chairman (“Chairman”) of the Company and shall remain a member of the Board for his current term and all subsequent terms for which he is elected by the shareholders of the Company. In his elected position as Chairman, Executive will be a Director of the Company, and will not be considered an employee of the Company for any purpose. In his role as Chairman, Executive shall perform those duties from time to time customary for a Chairman of the Board of a public company of the size of the Company and such other services reasonably requested of him by the Board within the scope of Executive’s business experience and expertise, except that such services shall not conflict with any subsequent business activities that Executive, in his sole discretion, determines to pursue. Any services to be rendered by Executive hereunder shall be rendered as a consultant in the capacity of an independent contractor. Executive may render such services at such times and in such manner as he deems reasonably appropriate. The date on which Executive ceases to be Chairman of the Company for any reason whatsoever is herein called the “Separation Date.” Except as set forth herein, as of the Retirement Date, Executive shall be considered to have retired for all Company purposes, including all plans, benefits and programs which the Company maintains or has maintained and in which Executive participated during the term of his employment by the Company. Executive and the Company agree that the Separation Date shall not be before September 30, 2006.

3. Payments, Benefits and Indemnification.

(a)	Pursuant to the Prior Agreement, Executive shall continue to serve as Chairman of the Board and Chief Executive Officer and receive his regular base salary, annual incentive and long-term incentives and continue to participate in all welfare and benefit plans and programs of the Company and to receive all perquisites from the date hereof through the Retirement Date. All bonuses and all other compensation earned or accrued by Executive prior to or as of the Retirement Date shall be paid to Executive following the Retirement Date in accordance with the Prior Agreement. On and after the Retirement Date, the Company shall provide Executive with the compensation, benefits and perquisites set forth on Exhibit A to this Agreement, which is incorporated herein and is an integral part of this Agreement. Executive and the Company acknowledge that Exhibit A, together with this Section 3, is a complete and accurate summary of the rights and benefits under the Company’s welfare and benefit plans and programs which the Executive is entitled under this Agreement.

(b)	The options granted to Executive in 2002 under the U.S Industries, Inc. Stock Option Plan, initially effective April 13, 1995 (the “SOP”) with respect to 95,000 shares of the Company’s Common Stock shall continue to vest in accordance with their terms and the terms of the SOP. All of Executive’s options to purchase shares of the Company’s Common Stock as identified on Exhibit B shall be exercisable in accordance with their terms.

(c)	The restricted stock awards granted to Executive in 1998, 2000 and 2004 with respect to an aggregate of 315,260 shares of the Company’s Common Stock shall continue to vest in accordance with their terms. For the avoidance of doubt, with regard to all shares of restricted stock granted to Executive which have not vested as of the Execution Date, such shares shall vest pursuant to the terms of the award not later than the Retirement Date.

(d)	During the term of this Agreement and after the Retirement Date, for the period of the applicable statute of limitations with regard to any claim which may be asserted against him arising from his duties as an officer, consultant or director, Executive shall continue to be indemnified by the Company and through any D&O insurance policies purchased by the Company, to the maximum extent that Executive was entitled to indemnification at any time during his employment by the Company as set forth in Section 11 of the Prior Agreement. In the event of a Change in Control, the Company shall buy a directors’ and officers’ liability policy tail providing comparable coverage covering Executive as an officer or director of the Company for a period of six (6) years from the effective date of the Change in Control, unless the acquiring company has purchased a tail policy providing comparable coverage for all present and former officers and directors of the Company.

(e)	As soon as practical after the Execution Date, but in no event later than the Retirement Date, Company shall implement a special retirement arrangement (the “SRA”) intended to comply with the provisions of Section 409A of the Internal Revenue Code (the regulations for which have not been issued as of the Execution Date). The SRA shall provide Executive a monthly benefit for the remainder of his life in the amount of $3,216 beginning on the six month anniversary of the Retirement Date. Upon Executive’s death at any time after the Execution Date, the SRA shall provide a monthly benefit to Executive’s spouse for the remainder of her life in an amount equal to $67,296 reduced by any monthly benefits she receives under the Jacuzzi Brands Master Pension Plan (the “Pension Plan”) and further reduced by any monthly benefit she receives under the Jacuzzi Brands Supplemental Retirement Plan (the “SRP”) (the “Spousal Benefit”). Anything contained herein to the contrary notwithstanding, if the Executive dies after the Retirement Date and if Executive’s spouse at the time of his death is more than five (5) years younger than his spouse on the Execution Date, the aforesaid Spousal Benefit shall be actuarially adjusted to reflect the age of his then spouse as compared to the age of his spouse at the Execution Date.

(f)	Executive’s account balance under the Company’s prior Long Term Incentive Plan (“LTIP”), as in effect through the end of fiscal 2003, in the amount of $236,272.50 as of September 30, 2004, shall be paid in accordance with the terms of the LTIP. For fiscal 2004 and 2005, Executive shall be granted comparable amounts as would have been allocated to Executive under the prior LTIP which shall be paid to Executive, with interest at a rate equal to that as provided for in the prior LTIP, in four (4) equal annual installments with respect to each grant commencing on the six month anniversary after the Separation Date, and every 12 months thereafter until paid in full, or in a lump sum within five (5) days of a Change in Control, subject to Section 12 of this Agreement.

(g)	Effective on the Execution Date, if there is a Change in Control, prior to the date on which all amounts payable under 3.(a) – (g) above have been made, such remaining amounts, together with any and all amounts due to Executive under the Prior Agreement upon a Change in Control, shall be paid in a lump sum within five (5) days after such Change in Control, subject to Section 12 of this Agreement. Upon a Change in Control of the Company, all rights and entitlements under the Company’s equity and employee benefits plans shall be determined in accordance with the change in control provisions of the applicable plans.

4. Restrictive Covenants.

(a)	During and after employment with the Company, Executive shall not communicate or divulge to anyone other than the Company and those designated by it any secret or confidential information, knowledge or data relating to the Company and its subsidiaries, and their respective businesses obtained by Executive during Executive’s employment by the Company and its subsidiaries (“Confidential Information”), unless legally required to do so or upon the written consent of the Company. In the event Executive is compelled by legal process to communicate or divulge any such Confidential Information to anyone other than the foregoing, Executive shall promptly notify the Company of any such legal process and Executive shall cooperate fully with the Company in protecting such Confidential Information to the extent possible under applicable law, at the Company’s expense. Confidential Information shall not include information (i) which is or has become generally available to the public other than as a result of an unauthorized disclosure by Executive, (ii) which was available to Executive on a nonconfidential basis prior to its disclosure, or (iii) which is disclosed by Executive in any legal proceeding between the Company and Executive involving a dispute between the parties requiring any such disclosure.

(b)	“Competition” means participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its subsidiaries do business) in a business in meaningful competition with the Company’s businesses as of the Execution Date, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

(c)	“Solicitation” means recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its subsidiaries (other than Executive’s executive assistant) to terminate their employment with, or otherwise cease their relationship with, the Company or its subsidiaries or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its subsidiaries or any person who within six (6) months before had been a nonclerical employee of the Company or its subsidiaries and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include (i) any general solicitation of employment; (ii) any solicitation conducted by a third party without knowledge of the Executive of the specific candidates contacted; or (iii) any of the foregoing activities engaged in with the prior written approval of the Board.

(d)	During the period the Executive is employed by the Company and for two (2) years following the Separation Date, Executive shall not engage in Solicitation, and shall not enter into Competition with the Company or its subsidiaries existing as of the Effective Date.

(e)	If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

5.	Mutual Releases. The Company and the Executive shall enter into mutual releases in the forms set forth in Exhibit D, which releases shall be effective on the Execution Date. All other provisions of this Agreement shall remain in full force and effect and the granting and/or revocation of such release by the Executive shall in no event affect any rights of Executive pursuant to the Prior Agreement or his rights and benefits under all Company plans in which he is otherwise entitled to participate.

6. Notices.

(a)	All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by overnight mail or fax, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Jacuzzi Brands, Inc.

Phillips Point-West Tower

777 South Flagler Drive

Suite 1100

West Palm Beach, FL 33401

Attention: General Counsel

with a copy to the same address, to the attention of Vice President – Human Resources.

If to Executive, to his primary residence,

with a copy to:

Kane Kessler, PC

1350 Avenue of the Americas

New York, NY 10019

Attention: Jeffrey S. Tullman, Esq.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

(b)	The execution of this Agreement by Executive shall constitute notice of retirement as required pursuant to any employee benefit plans of the Company.

7.	Subsequent Statements; Non-Disparagement. Executive and the Company agree to mutually develop any oral or written statements to be given or publicly released as to the terms and reasons for Executive’s retirement and separation from the Company and to Executive’s performance while an executive or Chairman of the Company. Nothing contained herein shall limit communication in connection with enforcing the terms of this Agreement. Executive and the Company, acting through it directors, officers and employees, each agree not to disparage or impugn the character or reputation or business practices of the other.

8. Contents of Agreement; Amendment and Assignment.

(a)	This Agreement supersedes all prior agreements, including the Prior Agreement except to the extent set forth herein, except the plans and programs listed on Exhibit A to the extent set forth in this document or in Exhibit A, and otherwise sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized representative and by Executive.

(b)	All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties, services and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegated in whole or in part by Executive.

9.	Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

10.	Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

11.	Death Benefits. In the event of Executive’s death prior to the Retirement Date, the provisions of this Agreement shall continue in full force and effect and all payments and benefits due under Section 3 of this Agreement, including Exhibit A, (excluding Items A.1 and 2), shall be paid to Executive’s beneficiary(ies), when otherwise due in accordance with this Agreement without regard to Executive’s death and no pro-ration shall apply by reason of his death. Executive shall be entitled to select and change a beneficiary or beneficiaries from time to time to receive such payment, following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative.

12. Taxes.

(a)	Special Tax Provision. Notwithstanding anything herein to the contrary, with regard to any amount paid or payable to Executive under this Agreement that shall be considered an excess “parachute” payment as a result of a Change in Control, the provisions of Section 12 of the Prior Agreement shall survive and are herein incorporated by reference.

(b)	Withholding. The Company may withhold from any payments under this Agreement appropriate withholding taxes. Except as set forth in Section 12(a) hereof, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(c)	Section 409A. If any deferral election or distribution to be made to Executive hereunder shall be deemed to violate the provisions of Section 409A of the Internal Revenue Code (the regulations for which have not been issued as of the Execution Date), such election or proposed distribution shall be amended in such manner to the minimum extent necessary as to comply with Section 409A, but in no event shall the economic value of any benefits or distributions be reduced.

13.	Legal and Other Fees and Expenses. In the event Executive asserts or seeks to enforce any provision of or a claim under this Agreement, whether or not Executive commences legal proceedings, the Company shall pay all of Executive’s reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by the Executive is found to be frivolous by a court of competent jurisdiction.

14.	Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the state of Florida without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date first above written.

JACUZZI BRANDS, INC.

By: Steven C. Barre

Senior Vice President and General Counsel

David H. Clarke
Chairman and CEO

EXHIBIT A

A.	Commencing on the Retirement Date, for so long as Executive remains Chairman, the Company shall pay Executive the following remuneration:

1.	$125,000 base fees payable in accordance with the Company’s customary payroll practices.

2.	On October 1 of each year, $100,000 of restricted stock of the Company. Such restricted stock shall be granted and valued in accordance with the Company’s restricted stock plan, and shall vest on the earliest of (w) the date set for in the restricted stock grant; (x) the Separation Date; (y) death or disability; or (z) on a Change in Control.

B.	As of the Retirement Date, Executive’s benefits under the Pension Plan, the SRP and the Jacuzzi Brands Retirement Savings and Investment Plan shall be paid in accordance with the terms of the respective plans. Pursuant to the Prior Agreement, Executive’s Final Compensation for purposes of the SRP is agreed to be equal to $1,227,958.70.

C.	Commencing on the Retirement Date, the Company shall continue to provide Executive (and his spouse and dependents, if applicable), with the same medical, health, vision, dental benefits, etc. (“Welfare Benefits”) during his lifetime, without charge to Executive, as those provided to senior executives of the Company pursuant to all Company welfare and benefit plans from time to time. In the event the Company eliminates or materially reduces the Welfare Benefits provided to Executive under this section resulting from a modification or termination of the Company’s welfare and benefit plans (or their successor or replacement plans), the Company shall reimburse Executive (or his spouse or dependents, as the case may be) in cash for the costs to provide any such benefits that have been eliminated or materially reduced. The Company shall also continue to provide such Welfare Benefits to Executive’s spouse for her lifetime, at her expense, after Executive’s death.

D.	Commencing on the Retirement Date, the Company shall continue to make all premium payments on behalf of Executive in respect of the group and third party life insurance policies listed on Exhibit C attached hereto (the “Life Insurance Policies”), to the maximum extent permissible under the terms of such policies. Executive may designate the beneficiaries of such policies from time to time. The Company agrees that following the Retirement Date, the Company shall not take any action to terminate, cancel or reduce funding or borrow against the cash value of the Life Insurance Policies or otherwise request a refund of premiums paid to date by the Company to any issuer of the Life Insurance Policies. Effective as of the Separation Date, the Company shall neither make nor be required to make further premium payments on behalf of Executive with respect to the Life Insurance Policies. At the Executive’s request, the Company shall assign any or all of such Life Insurance Policies, to the extent assignable or otherwise transferable, to Executive, inclusive of any cash values, and the Executive will, thereafter, be solely responsible for making any premium payments under the Life Insurance Policies in order to maintain Executive’s coverage thereunder. The Company hereby confirms that it has no rights, or if it has any rights hereby waives them, under the terms of the Life Insurance Policies or any related agreement, arrangement or instrument or otherwise, to receive upon or as a result of the payment of a death benefit, cash surrender or other disposition of the Life Insurance Policies any portion of the proceeds of such Life Insurance Policies, including an amount equal to the premium payments made by the Company with respect to such Life Insurance Policies.

E.	While the Executive serves as Chairman and for a period of twelve (12) months following the Separation Date, the Company shall reimburse Executive for his reasonable and necessary office expenses, in an amount not to exceed $50,000 per year, including, but not limited to, rent of suitable offices (at a location other than that of the Company) (“Office”), car allowance (pursuant to the Company’s plan), utilities and office equipment.

F.	While the Executive serves as Chairman and for a period of twelve (12) months following the Separation Date, the Company shall continue to provide Executive with the services of his current executive assistant, or an equivalent, at the salary currently paid to Executive’s executive assistant, including comparable benefits and customary raises. The compensation of the Executive Assistant shall be paid by the Company.

G.	The Company shall pay or reimburse Executive for all expenses reasonably incurred by him while serving as non-executive Chairman in the performance of services under the Agreement, within 15 days of receipt by the Company of invoices setting forth a description of the items for which reimbursement is sought together with the cost or fair market value of such items and copies of invoices, receipts, credit card statements or other appropriate supporting documentation. Such expenses shall include, but not be limited to, travel and entertainment expenses, with any flight taken by Executive to be reimbursed in accordance with the Company’s policy applicable to its outside directors.